Exhibit 99.1

Antero Resources Reports First Quarter 2013 Results

Highlights:

•                  Net daily production averaged 383 MMcfe/d, up 114% over first quarter 2012 production from continuing operations

•                  Net daily production was up 21% sequentially from net daily production from continuing operations in the fourth quarter of 2012

•                  Net daily liquids production was 2,392 Bbl/d, up 166% sequentially from net daily liquids production from continuing operations in the fourth quarter of 2012

•                  Reported GAAP loss was $48 million and adjusted net income was $42 million

•                  EBITDAX was $119 million, up 76% over EBITDAX from continuing operations for the prior year quarter

•                  Current estimated net production is 480 MMcfe/d including 4,400 Bbl/d of NGLs and condensate

•                  16 Antero operated drilling rigs currently running in Marcellus and Utica

•                  Natural gas hedge position increased by 4% to 977 Bcfe hedged through 2018 at $4.87/MMBtu NYMEX-equivalent

•                  Credit facility borrowing base increased by 43% to $1.75 billion in May 2013 redetermination

Denver, Colorado, May 13, 2013—Antero Resources today released its first quarter 2013 results. The relevant financial statements are included in Antero Resources LLC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, which has been filed with the Securities and Exchange Commission.

Recent Developments

Effective May 9, 2013 Antero’s borrowing base under its bank credit facility was increased by $530 million to a new total of $1.75 billion.  In addition, lender commitments under the facility were increased by $500 million to $1.2 billion.  The $1.2 billion commitment can be expanded to the full $1.75 billion borrowing base upon bank approval.  Antero’s bank group is co-led by JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A.

As of March 31, 2013, Antero had $404 million drawn under the credit facility and $32 million in letters of credit outstanding, resulting in $764 million of readily available liquidity and over $1.3 billion of unused borrowing base capacity.  The next borrowing base redetermination is expected to occur in October 2013.  Antero has $25 million of debt maturing prior to the May 2016 maturity of the credit facility.

Financial Results

Net production for the first quarter of 2013 increased to 34 Bcfe, a 114% increase over net production from continuing operations in the first quarter of 2012.  First quarter 2013 net production increased 21% sequentially from net production from continuing operations of 29 Bcfe in the fourth quarter 2012.  The sequential net production increase was primarily driven by production from 24 new wells brought on line in the first quarter of 2013 in the Marcellus Shale.  Net production of 34 Bcfe for the first quarter of 2013 was comprised of 33 Bcf of natural gas, 205,000 barrels of NGLs and 10,000 barrels of oil.  Net daily production averaged 383 MMcfe/d for the first quarter of 2013, and was comprised of 369 MMcf/d of natural gas (96%), 2,279 Bbl/d of NGLs (3%) and 113 Bbl/d of crude oil (1%).  First quarter 2013 net daily liquids production of 2,392 Bbl/d increased 166% sequentially from net daily liquids production from continuing operations in the fourth quarter of 2012.

Revenues for the first quarter of 2013 were $61 million, a decrease of 89% compared to the first quarter of 2012.  Revenues for the first quarter of 2012 included a $291 million gain on sale of a portion of our Marcellus gathering assets as well as a $170 million unrealized gain on commodity derivative instruments  while the first quarter of 2013 included a $120 million unrealized loss on commodity derivatives.  Liquids production (NGLs and oil) contributed 9% of oil, natural gas liquids and gas sales before commodity hedges compared to less than 1% during the first quarter of 2012.  Non-GAAP adjusted net revenues increased 97% to $182 million (including cash-settled derivatives but excluding the gain on sale of Marcellus gathering assets and rights and unrealized derivative gains and losses).  Average natural gas prices before hedges increased 31% from the prior-year quarter to $3.67 per Mcf and average natural gas-equivalent prices before hedges increased 38% to $3.87 per Mcfe.  Average realized gas prices including hedges decreased by 10% to $5.13 per Mcf for the first quarter of 2013 as compared to the first quarter of 2012.  Average gas-equivalent prices including NGLs, oil and hedges, decreased by 8% to $5.26 per Mcfe for the first quarter of 2013 as compared to the first quarter of 2012.  For the first quarter of 2013, Antero realized natural gas hedging gains of $1.40 per Mcfe.  For a reconciliation of adjusted net revenue to operating revenues, the most comparable GAAP measure, please read “Non-GAAP Financial Measures”.

The Company had a net loss of $48 million on a GAAP basis for the first quarter of 2013, including $120 million of unrealized losses on commodity derivatives as we realized previously unrealized gains and as prices increased during the quarter and a $30 million income tax benefit driven by the unrealized hedge losses.  Excluding the unrealized loss on commodity derivatives, the income tax benefit and the gain on asset sale in the prior year, adjusted net income, a non-GAAP measure, was $42 million for the first quarter of 2013 as compared to $24 million for the prior year quarter.  For a description of adjusted net income and reconciliation to net income, please read “Non-GAAP Financial Measures”.

For the first quarter of 2013, cash flow from continuing operations before changes in working capital, a non-GAAP financial measure, increased 103% from the prior-year quarter to $85 million.  EBITDAX from continuing operations of $119 million for the first quarter of 2013 was 76% higher than the prior-year quarter due to increased production and revenues.  For a description of EBITDAX and cash flow from continuing operations before changes in working capital and reconciliation to the nearest comparable GAAP measures, please read “Non-GAAP Financial Measures”.

Per unit cash production costs (lease operating, gathering, compression and transportation, and production tax) for the first quarter of 2013 was $1.47 per Mcfe compared to $0.99 per Mcfe in the prior year quarter.  The increase was primarily driven by the increase in gathering, compression and transportation costs due to the inclusion of gathering fees in the first quarter of 2013 in the Crestwood area of dedication.  Those fees were not included in the first quarter of 2012 and were instead treated as a purchase price adjustment when the Marcellus midstream transaction closed.  Additionally, the rich gas portion of the Company’s gas production stream was processed for a fee during the first quarter of 2013 following the opening of the MarkWest Sherwood I plant in October 2012, while gas was not processed in 2012.  Per unit depreciation, depletion and amortization expense increased 18% from the prior year quarter to $1.18 per Mcfe, primarily driven by higher depreciation on gas gathering costs as the Company continued to build out its gas gathering system in the rich gas areas of the Marcellus and Utica projects.  On a per unit basis, general and administrative expense for the first quarter of 2013 was $0.37 per Mcfe, a 35% decline from the first quarter of 2012, primarily driven by the increase in gas-equivalent production.

Antero Operations

All operational figures are as of the date of this release unless otherwise noted.

During the month of April 2013, Antero estimates that net production averaged over 435 MMcfe/d including 3,600 Bbl/d of liquids.  Antero’s current gross operated production is 561 MMcf/d, and estimated net daily production is 480 MMcfe/d, including non-operated production, NGLs and oil.  Antero has an additional estimated 120 MMcfe/d of net production in the Marcellus and Utica Shale associated with nine new horizontal wells that are shut-in waiting on infrastructure and a number of producing wells that are constrained and waiting on additional pipeline, compression or processing facilities.  Several large infrastructure projects in the Marcellus and Utica are expected to be completed late in the second quarter and early in the third quarter of 2013.  The estimated current net daily production is comprised of 457 MMcf/d of natural gas and 4,400 Bbl/d of NGLs and condensate.  During the first three months of 2013, Antero completed 25 gross (25 net) operated wells in the Marcellus and currently has 45 gross (44 net) operated wells in various stages of drilling, completion, or waiting on completion in the Marcellus and Utica Shale projects.

Marcellus Shale—Antero is currently operating 14 drilling rigs in the Marcellus Shale play, including three intermediate rigs that will drill the vertical section of some horizontal wells to the kick-off point at approximately 6,000 feet.  All 14 of these rigs are drilling in northern West Virginia.  The Company plans to add a 15th drilling rig late in the second quarter of 2013.  Currently, Antero has 560 MMcf/d of gross operated production in the Marcellus Shale virtually all of which is from 160 horizontal wells, resulting in 479 MMcfe/d of estimated net production.  The 479 MMcfe/d of estimated net production is comprised of approximately 456 MMcf/d of tailgate gas, 4,200 Bbl/d of NGLs and 100 Bbl/d of condensate.  Antero has 26 horizontal wells either in the process of completing or waiting on completion and has two dedicated frac crews currently working in West Virginia and several spot frac crews available as needed.  The 160 horizontal Marcellus wells that Antero has completed and placed online to date have an average 24-hour peak rate of 13.7 MMcf/d, an average EUR of 10.5 Bcfe assuming ethane rejection and an average lateral length of approximately 7,000 feet.  In the first quarter of 2013, Antero drilled and completed 25 horizontal Marcellus Shale wells with an average 24-hour peak rate of 13.2 MMcf/d and an average lateral length of approximately 7,700 feet.

MarkWest Energy Partners, L.P. (MarkWest) recently placed on line a second cryogenic processing facility, Sherwood II, at the Sherwood processing facility located in Doddridge County, West Virginia resulting in 400 MMcf/d of total processing capacity.  Sherwood I was running at full capacity of 200 MMcf/d when Sherwood II was brought on line.  Antero has committed to a third 200 MMcf/d gas processing plant, Sherwood III, which is expected to go on line in the fourth quarter of 2013, and a fourth 200 MMcf/d plant, Sherwood IV, expected to go online in the second quarter of 2014.  These commitments provide Antero access to a total of 800 MMcf/d of Marcellus gas processing capacity.

Antero recently completed compression facilities located in Ritchie County that add 55 MMcf/d of compression capacity and will connect highly rich Ritchie County wells to the Sherwood processing facilities.  Additionally, Antero has signed agreements with various third parties to provide compression services in central and eastern Doddridge County that will add a combined total of 240 MMcf/d of incremental capacity during the course of 2013.  This additional capacity is expected to relieve an estimated 70 MMcfe/d of currently constrained Marcellus production by the third quarter 2013.

Antero is planning the construction of a 20” low pressure gathering line connecting third party compression located in central Doddridge County to the Sherwood processing facilities to allow for incremental rich gas gathering capacity.  This low pressure pipeline, expected to go into service in the fourth quarter of 2013, is ultimately expected to be converted to a high pressure gathering line serving central Doddridge County.  Additionally, Antero is constructing a 16” low pressure gathering line in eastern Ritchie and southern Tyler Counties to further expand our gathering infrastructure into higher-BTU areas to allow for delivery of highly rich gas to the Sherwood processing facility.  This line is expected to go in service by the third quarter of 2013.

Antero has 312,000 net acres in the Marcellus Shale play of which only 19% was associated with proved reserves at year-end 2012.  Approximately 80% of Antero’s Marcellus leasehold is prospective for processable rich gas.

Utica Shale — Antero is currently operating two drilling rigs in the rich gas/condensate window of the southern core of the Utica Shale play in Ohio.  In December 2012, Antero placed its first well on line which is currently producing to sales.  Additionally, Antero has an estimated 35 MMcfe/d of net production including approximately 2,300 Bbl/d of NGLs and condensate that is shut-in waiting on infrastructure associated with two wells completed during 2012 and three recently completed wells.  In total, Antero has completed six horizontal wells in the Utica play and has drilled an additional four wells, two of which are in the process of completing.  The three wells completed in 2013 were drilled on one pad and are the Company’s first increased density pilot in the Utica.

Antero has an agreement with MarkWest to provide processing, fractionation and NGL marketing services in the liquids rich/condensate window of the Utica Shale play.  As a result, MarkWest is currently constructing the Seneca processing complex in Noble County, Ohio to process Antero’s rich gas production.  Seneca I, a 200 MMcf/d cryogenic gas processing facility, is expected to begin operations by early fourth quarter 2013.  The processing agreement provides for the construction of an additional 200 MMcf/d facility, Seneca II, which is expected to be installed in the fourth quarter 2013.

Additionally, MarkWest is building a high pressure lateral connecting the Seneca complex to its existing Cadiz processing complex in Harrison County, Ohio in order to provide Antero preferred access to 185 MMcf/d of combined refrigeration and cryogenic natural gas processing capacity.  This lateral is expected to be on line by the end of the second quarter 2013.  Antero is an anchor producer and will have up to 50 MMcf/d of preferred processing capacity at Cadiz and expects to have sufficient interruptible overflow capacity at Cadiz until Seneca I becomes operational.  Antero plans to place several additional wells on line late in the second quarter of 2013 when the Cadiz processing capacity becomes available.  Antero is in the process of laying both low and high pressure gathering pipeline to transport its initial Utica production to connect with the MarkWest high pressure lateral to the Cadiz processing complex and eventually to the Seneca processing complex.

Antero has signed a compression and condensate stabilization agreement with a third party to provide and operate three compressor stations in Noble and Monroe Counties with a combined capacity of 300 MMcf/d as well as three condensate stabilization facilities with a combined capacity of 12,000 Bbl/d, all of which are fully dedicated to Antero.  The first two compressor stations and condensate stabilization facilities are expected to start up by early fourth quarter of 2013 while the third compressor station and condensate stabilization facility is expected to start up late in the fourth quarter of 2013.

Antero has assembled over 92,000 net acres of leasehold in the southern core of the Utica Shale play of eastern Ohio.  Over 90% of the acreage is believed to be located in the rich gas/condensate window.

Commodity Hedges

Antero has hedged 977 Bcfe of future production using fixed price swaps covering the period from April 1, 2013 through December 2018 at an average NYMEX-equivalent price of $4.87 per MMBtu.  Over 80% of Antero’s estimated 2013 natural gas production is hedged at a NYMEX-equivalent price of $4.71 per MMBtu.  Approximately 21% of Antero’s financial hedges are NYMEX hedges and 79% are tied to the Appalachian Basin.  For the NYMEX hedges, Antero physically delivers its hedged gas through backhaul firm transportation to Henry Hub, the index for NYMEX pricing, which eliminates basis risk on these NYMEX hedges.  For presentation purposes, basin prices are converted by Antero to NYMEX-equivalent prices using current basis differentials in the over-the-counter futures market.  Antero has 11 different counterparties to its hedge contracts, all but one of which are lenders under Antero’s bank credit facility.

The following table summarizes Antero’s hedge positions held as of the date of this release:

	Natural gas equivalent	NYMEX- Equivalent
Calendar Year	MMBtu/day	index price
2013	456,520	$4.71
2014	380,000	$5.22
2015	390,000	$5.39
2016	522,500	$4.99
2017	610,000	$4.38
2018	430,000	$4.78

Non-GAAP Financial Measures

Adjusted net revenue as set forth in this release represents operating revenues adjusted for certain non-cash items including unrealized derivative gains and losses and gains and losses on asset sales.  We believe that adjusted net revenue is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net revenue is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total operating revenues as an indicator of financial performance.  The following table reconciles total operating revenues to adjusted net revenues:

	Three months ended March 31,
	2012	2013

Total operating revenues	$553,741	$61,454
Unrealized commodity derivative (gains) losses	(170,402)	120,072
Gain on sale of gathering system	(291,305)	—
Adjusted net revenues	$92,034	$181,526

Adjusted net income as set forth in this release represents income from operations before deferred income taxes, adjusted for certain non-cash items.  We believe that adjusted net income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) as an indicator of financial performance.  The following table reconciles income from operations to adjusted net income:

	Three months ended March 31,
	2012	2013

Net income (loss) from continuing operations	$287,555	$(47,997)
Unrealized commodity derivative (gains) losses	(170,402)	120,072
Gain on sale of gathering system	(291,305)	—
Provision (benefit) for income taxes	198,411	(30,400)
Adjusted net income	$24,259	$41,675

Cash flow from continuing operations before changes in working capital as presented in this release represents net cash provided by operations before changes in working capital and exploration expense.  Cash flow from continuing operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from continuing operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from continuing operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from continuing operations, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to cash flow from continuing operations before changes in working capital as used in this release:

	Three months ended March 31,
	2012	2013

Net cash provided by operating activities	$100,491	$110,207
Net change in working capital	(20,694)	(24,961)
Cash flow from operations before changes in working capital	79,797	85,246
Cash flow from discontinued operations before changes in working capital	37,849	—
Cash flow from continuing operations before changes in working capital	$41,948	$85,246

EBITDAX is a non-GAAP financial measure that we define as net income (loss) before interest expense or interest income, realized and unrealized gains or losses on interest rate derivative instruments, taxes, impairments, depletion, depreciation, amortization, exploration expense, unrealized commodity hedge gains or losses, franchise taxes, stock compensation, business acquisition and gain or loss on sale of assets.  EBITDAX, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.  EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations. However, our management team believes EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•                  is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•                  is used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting and by our lenders pursuant to covenants under our credit facility and the indentures governing our senior notes.

There are significant limitations to using EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDAX reported by different companies.  The following table represents a reconciliation of our net income to EBITDAX for the three months ended March 31, 2012 and 2013:

	Three months ended March 31,
	2012	2013
Net income (loss) from continuing operations	$287,555	$(47,997)
Unrealized loss (gain) on commodity derivative contracts	(170,402)	120,072
Interest expense	24,370	29,928
Provision (benefit) for income taxes	198,411	(30,400)
Depreciation, depletion, amortization and accretion	16,132	40,628
Impairment of unproved properties	286	1,556
Exploration expense	1,804	4,362
Gain on sale of gathering assets	(291,305)	—
Other	800	600
EBITDAX from continuing operations	67,651	118,749
EBITAX from discontinued operations	54,689	—
	$122,340	118,749

The cash prices realized for oil, NGLs and natural gas production including the amounts realized on cash settled derivatives are a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions. Due to the GAAP disclosures of various hedging and derivative transactions, such information is now reported in various lines of the income statement.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.

ANTERO RESOURCES LLC

Condensed Consolidated Balance Sheets

December 31, 2012 and March 31, 2013

(Unaudited)

(In thousands)

	2012	2013
Assets
Current assets:
Cash and cash equivalents	$18,989	4,806
Accounts receivable — trade, net of allowance for doubtful accounts of $174 and $10 in 2012 and 2013, respectively	21,296	31,840
Notes receivable — short-term portion	4,555	5,222
Accrued revenue	46,669	52,618
Derivative instruments	160,579	89,751
Other	22,518	10,807
Total current assets	274,606	195,044
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	1,243,237	1,392,152
Producing properties	1,689,132	2,107,151
Gathering systems and facilities	168,930	238,234
Other property and equipment	9,517	10,238
	3,110,816	3,747,775
Less accumulated depletion, depreciation, and amortization	(173,343)	(213,707)
Property and equipment, net	2,937,473	3,534,068
Derivative instruments	371,436	329,575
Notes receivable — long-term portion	2,667	444
Other assets, net	32,611	33,748
Total assets	$3,618,793	4,092,879
Liabilities and Equity
Current liabilities:
Accounts payable	$181,478	267,238
Accrued liabilities	61,161	88,371
Derivative instruments	—	7,382
Revenue distributions payable	46,037	53,074
Current portion of long-term debt	25,000	25,000
Deferred income tax liability	62,620	32,039
Total current liabilities	376,296	473,104
Long-term liabilities:
Long-term debt	1,444,058	1,862,530
Deferred income tax liability	91,692	91,873
Other long-term liabilities	33,010	39,632
Total liabilities	1,945,056	2,467,139
Equity:
Members’ equity	1,460,947	1,460,947
Accumulated earnings	212,790	164,793
Total equity	1,673,737	1,625,740
Total liabilities and equity	$3,618,793	4,092,879

ANTERO RESOURCES LLC

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months ended March 31, 2012 and 2013

(Unaudited)

(In thousands)

	2012	2013
Revenue:
Natural gas sales	$45,134	121,946
Natural gas liquids sales	—	10,572
Oil sales	48	877
Realized and unrealized gain (loss) on derivative instruments (including unrealized gains (losses) of $170,402 and $(120,072) in 2012 and 2013, respectively)	217,254	(71,941)
Gain on sale of assets	291,305	—
Total revenue	553,741	61,454
Operating expenses:
Lease operating expenses	693	1,071
Gathering, compression and transportation	11,575	40,970
Production taxes	3,742	8,619
Exploration expenses	1,804	4,362
Impairment of unproved properties	286	1,556
Depletion, depreciation and amortization	16,110	40,364
Accretion of asset retirement obligations	22	264
General and administrative	9,173	12,717
Total operating expenses	43,405	109,923
Operating income (loss)	510,336	(48,469)
Interest expense	(24,370)	(29,928)
Income (loss) from continuing operations before income taxes and discontinued operations	485,966	(78,397)
Income tax (expense) benefit	(198,411)	30,400
Income (loss) from continuing operations	287,555	(47,997)
Discontinued operations:
Income from results of operations and sale of discontinued operations	40,176	—
Net income (loss) and comprehensive income (loss) attributable to Antero equity owners	$327,731	(47,997)

ANTERO RESOURCES LLC

Condensed Consolidated Statements of Cash Flows

Three Months ended March 31, 2012 and 2013

Unaudited

(In thousands)

	2012	2013
Cash flows from operating activities:
Net income (loss)	$327,731	(47,997)
Adjustment to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	16,110	40,628
Impairment of unproved properties	286	1,556
Unrealized (gains) losses on derivative instruments, net	(170,402)	120,072
Gain on sale of assets	(291,305)	—
Deferred income tax expense (benefit)	181,911	(30,400)
Depletion, depreciation, amortization, accretion, and impairment of unproved properties — discontinued operations	32,418	—
Unrealized losses on derivative instruments, net — discontinued operations	(32,561)	—
Deferred income tax expense (benefit) — discontinued operations	14,444	—
Other	1,165	1,387
Changes in current assets and liabilities:
Accounts receivable	(14,061)	(10,545)
Accrued revenue	10,116	(5,948)
Other current assets	313	11,711
Accounts payable	(2,864)	(1,584)
Accrued liabilities	7,692	24,290
Revenue distributions payable	2,998	7,037
Other	16,500	—
Net cash provided by operating activities	100,491	110,207
Cash flows from investing activities:
Additions to unproved properties	(64,181)	(148,972)
Drilling costs	(164,288)	(343,985)
Additions to gathering systems and facilities	(23,807)	(55,975)
Additions to other property and equipment	(270)	(721)
Proceeds from asset sales	376,805	—
Changes in other assets	440	1,768
Net cash from (used in) investing activities	124,699	(547,885)
Cash flows from financing activities:
Issuance of senior notes	—	231,750
Borrowings on bank credit facility, net	(222,000)	187,000
Payments of deferred financing costs	—	(3,014)
Other	(40)	7,759
Net cash provided by (used in) financing activities	(222,040)	423,495
Net increase (decrease) in cash and cash equivalents	3,150	(14,183)
Cash and cash equivalents, beginning of period	3,343	18,989
Cash and cash equivalents, end of period	$6,493	4,806
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$(17,288)	(16,160)
Supplemental disclosure of noncash investing activities:
Increase in accounts payable for additions to properties, gathering systems and facilities	$7,146	88,843

Operating Data

The following table sets forth selected operating data (as recast for discontinued operations) for the three months ended March 31, 2012 compared to the three months ended March 31, 2013:

	Three Months Ended March 31		Amount of Increase
	2012	2013	(Decrease)	Percent Change
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$45,134	$121,946	$76,812	170%
NGL sales	—	10,572	10,572	*
Oil sales	48	877	829	1,727%
Realized gains on derivative instruments	46,852	48,131	1,279	3%
Unrealized gains (losses) on derivative instruments	170,402	(120,072)	(290,474)	*
Gain on sale of assets	291,305	—	(291,305)	*
Total operating revenues	553,741	61,454	(492,287)	*
Operating expenses:
Lease operating expense	693	1,071	378	55%
Gathering, compression, and transportation	11,575	40,970	29,395	254%
Production taxes	3,742	8,619	4,877	130%
Exploration expenses	1,804	4,362	2,558	142%
Impairment of unproved properties	286	1,556	1,270	444%
Depletion, depreciation, and amortization	16,110	40,364	24,254	151%
Accretion of asset retirement obligations	22	264	242	1,100%
General and administrative	9,173	12,717	3,544	39%
Total operating expenses	43,405	109,923	66,518	151%
Operating income (loss)	510,336	(48,469)	(558,805)	*

Interest expense	(24,370)	(29,928)	(5,558)	23%
Income (loss) before income taxes	485,966	(78,397)	(564,363)	*
Income tax benefit (expense)	(198,411)	30,400	228,811	*
Income from continuing operations	287,555	(47,997)	(335,552)	*
Income from discontinued operations	40,176	—	(40,176)	*
Net income (loss) attributable to Antero members	$327,731	(47,997)	(375,728)	*

EBITDAX from continuing operations	$67,651	118,749	51,098	76%

Total EBITDAX	$122,340	118,749	(3,591)	(3)%

Production data:
Natural gas (Bcf)	16	33	17	106%
NGLs (MBbl)	—	205	205	*
Oil (MBbl)	1	10	9	900%
Combined (Bcfe)	16	34	18	114%
Daily combined production (MMcfe/d)	177	383	206	114%
Average prices before effects of hedges :
Natural gas (per Mcf)	$2.80	$3.67	$0.87	31%
NGLs (per Bbl)	$—	$51.55	$ *	*
Oil (per Bbl)	$102.13	$86.12	$(16.01)	(16)%
Combined (per Mcfe)	$2.80	$3.87	$1.07	38%
Average realized prices after effects of hedges :
Natural gas (per Mcf)	$5.70	$5.13	$(0.57)	(10)%
NGLs (per Bbl)	$—	$51.55	$ *	*
Oil (per Bbl)	$102.13	$75.41	$(26.72)	(26)%
Combined (per Mcfe)	$5.70	$5.26	$(0.44)	(8)%
Average costs (per Mcfe):
Lease operating costs	$0.04	$0.03	$(0.01)	(25)%
Gathering, compression, and transportation	$0.72	$1.19	$0.47	65%
Production taxes	$0.23	$0.25	$0.02	9%
Depletion, depreciation, amortization, and accretion	$1.00	$1.18	$0.18	18%
General and administrative	$0.57	$0.37	$(0.20)	(35)%